Exhibit 10.5

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARTXPRESS BIO, INC.

(Pursuant to Sections 241 and 245 of the
General Corporation Law of the State of Delaware)

CARTXpress Bio, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.     That the name of the corporation is CARTXpress Bio, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 5, 2018 under the name CARTXpress Bio, Inc.

2.     That the corporation has not received any payment for any of its stock and has no stockholders.

3.     That the Board of Directors duly adopted a resolution authorizing and approving the amendment and restatement of the Certificate of Incorporation of this corporation, which resolution setting forth the amendment and restatement is as follows:

RESOLVED, that, effective as of 12:01 a.m. on January 1, 2019, the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

First:  The name of the corporation is CARTXpress Bio, Inc. (the “Corporation”).

Second:  The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.

Third:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth:  The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the Corporation.

A.          COMMON STOCK

1.     General. Except as shall otherwise be stated herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

2.     Deemed Liquidation Events.

2.1     Definition of Deemed Liquidation Event. For purposes hereof, each of the following events shall be considered a “Deemed Liquidation Event”:

2.1.1.     a merger or consolidation in which

(a)     the Corporation is a constituent party; or

(b)     a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation;

except for any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

2.1.2.     the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a direct or indirect wholly owned subsidiary of the Corporation; provided, however, that in the event that the Corporation or its subsidiaries have continuing business operations following any such sale, lease, transfer, exclusive license, or other disposition, then such sale, lease, transfer, exclusive license, or other disposition shall not be a “Deemed Liquidation Event” for purposes hereof.

2.2     Effecting a Deemed Liquidation Event.

2.2.1.     In the event the requirements of this Section 2 are not complied with as to any Deemed Liquidation Event, the Corporation shall forthwith either:

(a)     cause the closing of such transaction to be postponed until such time as the requirements of this Section 2 have been complied with; or

(b)     cancel such transaction, in which event the rights, preferences and privileges of the holders of the Common Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to such event.

2.3     Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.4     Distribution in Liquidation. Upon any Deemed Liquidation Event, whether voluntary or involuntary, the remaining net assets and funds of the Corporation available for distribution to its stockholders shall be distributed pro rata to the holders of the Common Stock.

3.     Voting.

3.1     The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least fifty percent (50%) of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a greater vote is required pursuant to Section 3.2 below.

3.2     Common Stock Protective Provisions. At any time when shares of Common Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of eighty-five percent (85%) of the then outstanding shares of Common Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.2.1.     liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

3.2.2.     amend, alter or change the rights, preferences or privileges of the Common Stock;

3.2.3.     create, or authorize the creation of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Common Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends and rights of redemption;

3.2.4.     reclassify, alter or amend any existing security of the Corporation that is junior to or pari passu with the Common Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Common Stock in respect of any such right, preference or privilege;

3.2.5.     purchase, redeem or otherwise acquire (or permit any subsidiary to purchase, redeem or otherwise acquire) or pay or declare any cash dividend on, any shares of capital stock of the Corporation other than (i) pro rata redemptions of or dividends or distributions on the Common Stock, and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

3.2.6.     transfer any material assets of the Corporation to any person or entity other than a subsidiary of the Corporation (provided that for this purpose an asset shall only be deemed material to the Corporation if the transferred asset, together with all other assets being transferred, is a material part of the Corporation’s buoyancy activated cell-separation technology or a material part of the Corporation’s cell-separation business); or

3.2.7.     increase the number of authorized shares of Common Stock by an amount that, together with all other increases that occurred during the preceding 12-months, exceeds five million (5,000,000) shares.

4.     Ownership. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

Fifth:  The Corporation is to have perpetual existence.

Sixth:  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Seventh:  Subject to any additional vote required by the Certificate of Incorporation and except as provided in that Voting Agreement dated as of January 1, 2019, as may be amended per its terms from time-to-time, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Eighth:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Ninth:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Tenth:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Eleventh:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

Twelfth:  In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

4.     That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law.

5.     That the effective time and date of this Amended and Restated Certificate of Incorporation shall be 12:01 a.m. on January 1, 2019.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 26th day of December, 2018.

CARTXpress Bio, Inc.

By:      /s/ Haihong Zhu

Name: Haihong Zhu

Title:     President

[Signature Page to Amended and Restated Certificate of Incorporation]